Exhibit 99.1
FOUNDRY NETWORKS RECEIVES SUBPOENA AND INFORMAL INQUIRY REGARDING STOCK OPTION GRANTS
San Jose, CA – June 27, 2006 — Foundry Networks™, Inc. (Nasdaq: FDRY), today announced that it has received a grand jury subpoena issued by the U.S. District Court for the Northern District of California requesting documents related to the Company’s granting of stock options from 1995 through the present. The Company has also received an information inquiry letter from the Securities and Exchange Commission requesting documents related to the same subject matter.
The company intends to cooperate fully with both requests.
Foundry Networks’ Board of Directors has authorized a review of the company’s stock option grant practices, which is being conducted by a Special Committee of the Board with the assistance of outside independent legal counsel.
About Foundry Networks
Foundry Networks, Inc. (Nasdaq: FDRY) is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, access routers and Metro routers. Foundry’s 9,700 customers include the world’s premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. For more information about Foundry and its products, call 1.888.TURBOLAN or visit www.foundrynetworks.com.
Contacts:
Chief Financial Officer
Tim Heffner
Foundry Networks
408.207.1700
theffner@foundrynet.com